PART I - EXHIBIT 11
BLOUNT INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)


                                   Three Months              Nine Months
                                Ended November 30,        Ended November 30,
                              -----------------------   -----------------------
                                 1995         1994*        1995*        1994*
                              ----------   ----------   ----------   ----------
Primary:
  Net income                  $   16,762   $   12,336   $   41,119   $   31,684
                              ==========   ==========   ==========   ==========

Shares (See Note 2):
  Weighted average common
    shares outstanding        19,048,144   18,826,139   19,047,437   18,821,540
  Dilutive effect of stock
    options                      427,192      591,174      419,239      544,327
                              ----------   ----------   ----------   ----------
  Average common shares
    outstanding as adjusted   19,475,336   19,417,313   19,466,676   19,365,867
                              ==========   ==========   ==========   ==========

Primary net income per
  common share                $      .86   $      .64   $     2.11   $     1.64
                              ==========   ==========   ==========   ==========

Assuming Full Dilution:
  Net income                  $   16,762   $   12,336   $   41,119   $   31,684
                              ==========   ==========   ==========   ==========

Shares (See Note 2):
  Average common shares
    as adjusted for primary
    computation               19,475,336   19,417,313   19,466,676   19,365,867
  Additional dilutive effect
    of stock options                           13,698          361       59,444
                              ----------   ----------   ----------   ----------
  Average common shares
    outstanding as adjusted   19,475,336   19,431,011   19,467,037   19,425,311
                              ==========   ==========   ==========   ==========

Net income per common share
  assuming full dilution      $      .86   $      .63   $     2.11   $     1.63
                              ==========   ==========   ==========   ==========

* Restated.  See Note 2.

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